Exhibit 21.1

SUBSIDIARIES OF DIALOGIC INC.

Name	Jurisdiction of Formation
Brooktrout Networks Group, Inc.	Massachusetts
Brooktrout Securities Corporation	Massachusetts
Brooktrout Technology Singapore PTE LTD	Singapore
Brooktrout Technology, Inc.	Delaware
Cantata PTE Ltd.	Singapore
Cantata HK, PTE Ltd.	Hong Kong
Cantata Technology International, Inc.	Massachusetts
Cantata Technology Limited	England and Wales
Cantata Technology, Inc.	Massachusetts
Dialogic (UK) Limited	England and Wales
Dialogic (Hong Kong) Limited	Hong Kong
Dialogic (US) Inc.	Delaware
Dialogic AB	Sweden
Dialogic Corporation	Canada
Dialogic d.o.o.	Slovenia
Dialogic Deutschland GmbH	Germany
Dialogic Distribution Limited	Ireland
Dialogic Investments Limited	Barbados
Dialogic Japan, Inc	Delaware
Dialogic Manufacturing Limited	Ireland
Dialogic Montreal Limited	England and Wales
Dialogic Networks (Israel) Ltd.	Israel
Dialogic Networks Espana SRL	Spain
Dialogic Networks Private Limited	India
Dialogic Networks RUS	Russia
Dialogic Networks Sdn Bhd	Malaysia
Dialogic Pty Limited	Australia
Dialogic Research Inc.	Delaware
Dialogic SARL	France
Dialogic Singapore Pte Limited	Singapore
Dialogic US Holdings Inc.	Delaware
EAS Group, Inc.	Delaware
EAS Group, Inc.	Delaware
Excel Securities Corporation	Massachusetts
Excel Switching BV	Netherlands
Excel Switching Corporation	Delaware
SnowShore Networks, Inc.	Delaware
Veraz Networks Ltd. Private Limited	Singapore
Veraz Networks Ltda.	Brazil
Veraz Networks SARL	France